For:	Alamo Group Inc.

Contact:	Robert H. George
Vice President
830-372-9621

FTI Consulting Inc.
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES RECORD

2011 FOURTH QUARTER AND YEAR END RESULTS

SEGUIN, Texas, March 7, 2012 -- Alamo Group Inc. (NYSE: ALG) today reported results for the fourth quarter and year ended December 31, 2011.

Net sales in the fourth quarter were $147.0 million compared to net sales of $132.7 million in the fourth quarter of 2010, an increase of 11%.  Net income for the quarter was $7.4 million, or $0.62 per diluted share, versus net income of $4.1 million, or $0.34 per diluted share in 2010.  The 2011 results include the effect of the acquisition of Tenco which was completed in October 2011.  They also include restructuring and non-cash items.  Excluding the results of Tenco, a Gain on Bargain Purchase resulting from the acquisition, certain acquisition related to expenses, restructuring costs and an impairment charge relating to a write-down of goodwill in the Company’s European Division, which are more fully described below, our adjusted net sales for the quarter were $140.0 million and adjusted net income was $4.7 million, or $0.39 per diluted share.

The adjustments to the Company’s 2011 fourth quarter results referenced above include, on a pre-tax basis, net sales from Tenco of $7.0 million; an operating profit from Tenco of $0.3 million; acquisition costs related to Tenco of $0.6 million; a Gain on Bargain Purchase on the Tenco asset acquisition of $7.7 million; restructuring costs relating to a plant closure $0.9 million and a non-cash impairment charge of $1.9 million related to a write down of a portion of the goodwill in the Company’s European Division due to continued soft market conditions.  In total, these adjustments for the fourth quarter amounted to a gain of $4.7 million on a pre-tax basis and $2.7 million, or $0.23 per diluted share, on an after-tax basis.  A reconciliation of the non-GAAP financial measures discussed above and throughout this press release is included in the attached tables.

For the full year, net sales in 2011 were $603.6 million versus $538.5 million in 2010, an increase of 12%.  Net income for the full year was $32.1 million, or $2.68 per diluted share,

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ALAMO GROUP ANNOUNCES RECORD 2011 FOURTH QUARTER AND

YEAR END RESULTS

compared to $21.1 million, or $1.78 per diluted share in 2010, an increase of 52%.  Excluding the effects of Tenco and the other adjustments in the 2011 fourth quarter referenced above, adjusted net sales for the full year were $596.6 million and adjusted net income was $29.4 million, or $2.45 per diluted share.

            The net sales and net income for both the fourth quarter and full year of 2011 were records for Alamo Group.

Alamo Group’s North American Industrial Division net sales for the fourth quarter of 2011 were $64.3 million compared to $52.1 million in the fourth quarter of 2010, an increase of 23%.  The fourth quarter results include the contributions of Tenco outlined above.  For the full year, the Division’s net sales were $229.6 million in 2011 compared to $196.8 million in 2010, an increase of 17%.  While governmental entities, the main end users for this Division, continue to be affected by budget constraints, the Division experienced solid growth, particularly in mowing and excavating products, due to pent up demand for equipment after several years of deferred replacement purchases, as well as an increase in export sales.

Alamo’s North American Agricultural Division net sales for the fourth quarter of 2011 were $43.5 million, an increase of 6% versus net sales of $41.1 million in the prior year’s fourth quarter.  For the full year, the Division’s net sales were $204.0 million in 2011 compared to $181.3 million in 2010, an increase of 12%.  This Division’s results were positively impacted by the overall improvements in the global agricultural market.

            The Company’s European Division net sales in the fourth quarter of 2011 were $39.2 million compared to net sales of $39.5 million in the comparable period of 2010, a decrease of 1%.  For the full year, the Division’s net sales were $170.0 million in 2011 versus $160.4 million in 2010, an increase of 6%.  Despite some areas of strength, sales in the fourth quarter were hampered by generally weak economic conditions throughout Europe.

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ALAMO GROUP ANNOUNCES RECORD 2011 FOURTH QUARTER AND

YEAR END RESULTS

Ron Robinson, Alamo Group’s President and Chief Executive Officer, commented on the results as follows, “Our ability to execute on our strategy mitigated the effects of a mixed economic environment and resulted in a record quarter and year for Alamo.  The improvement in sales came from some expected areas, such as the stronger agricultural market, and some unexpected areas, such as state and local governmental buyers in the U.S.  Additionally, while conditions overall remain weak in Europe, some areas, such as the U.K. and Eastern Europe, showed particular strength.  We are also pleased with the acquisition and integration of Tenco, which broadened our product line and our geographic reach.  Tenco contributed to both sales and earnings in 2011, and is expected to be a solid performer in 2012 and beyond.  Even more important, we have achieved steadily increasing margins for the last several years resulting from our continued focus on efficiency and cost control as again we demonstrated our ability to leverage sales improvements into even greater growth in earnings.”

“Looking ahead to 2012, we expect our dedication to our customers and ongoing operational improvement to generate further growth in sales and earnings, even if economic conditions don’t improve.  We should continue to benefit from the general strengthening in the agricultural sector across both North America and Europe and we believe our governmental end users in our major markets should show some resilience as the demand for maintaining infrastructure continues at a much steadier pace than other types of spending.  Overall, we remain confident that our operating structure and financial strength combined with the breadth of our product offering and the quality of our markets will continue to support our prospects for the future.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor mounted mowing and other vegetation maintenance equipment, excavators, street sweepers, vacuum trucks, snow removal equipment, pothole patchers, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 2,500 employees and operates eighteen plants in North America, Europe and Australia as of December 31, 2011.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.  The company website address is www.alamo-group.com.

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ALAMO GROUP ANNOUNCES RECORD 2011 FOURTH QUARTER AND

YEAR END RESULTS

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.  This release also contains non-GAAP financial measures.  These measures are included to facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management’s opinion.  Our reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.  These non-GAAP measures are provided to enhance investors overall understanding of our financial performance.

(Tables Follow)

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ALAMO GROUP REPORTS 2011 FOURTH QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	12/31/11	12/31/10	12/31/11	12/31/10
North American
Industrial	$64,275	$52,081	$229,594	$196,783
Agricultural	43,483	41,054	203,993	181,349
European	39,239	39,518	170,006	160,416
Total Sales	146,997	132,653	603,593	538,548

Cost of sales	118,427	104,945	468,508	421,634
Gross margin	28,570	27,708	135,085	116,914
	19.4%	20.9%	22.4%	21.7%

Operating Expenses	23,340	21,745	92,347	86,041
Gain on Bargain Purchase	(7,745)	-	(7,745)	-
Goodwill Impairment	1,898	-	1,898	-
Income from Operations	11,077	5,963	48,585	30,873
	7.5%	4.5%	8.0%	5.7%

Interest Expense	(707)	(502)	(2,422)	(3,664)
Interest Income	90	(2)	246	1,533
Other Income (Expense)	253	213	848	290

Income before income taxes	10,713	5,672	47,257	29,032
Provision for income taxes	3,280	1,568	15,187	7,915

Net Income	$7,433	$4,104	$32,070	$21,117

Net income per common share:
Basic	$0.63	$0.35	$2.71	$1.79

Diluted	$0.62	$0.34	$2.68	$1.78

Average common shares:
Basic	11,859	11,822	11,848	11,782

Diluted	11,973	11,952	11,966	11,893

Summary Balance Sheet Data
	12/31/11	12/31/10
Receivables	143,934	127,388
Inventories	114,305	99,304
Current Liabilities	75,693	79,189
Long Term Debt	8,621	23,106
Equity	276,658	253,260

Alamo Group Inc.
Fourth Quarter Earnings
Non-GAAP Financial Reconciliation
(in thousands)

	Fourth Quarter
	2011		2010

Reported Net Income		$7,433		$4,104

Adjustments (Pre-tax)
- Tenco Operating (Profit) Loss	(334)		-
- Acquisition, Severance, Restructuring Costs	1,464		-
- Gain on Bargain Purchase	(7,745)		-
- Goodwill Impairment	1,898		-
Adjustments (Pre-tax)	(4,717)		-

Adjustments (After-tax)		(2,720)		-

Adjusted Net Income		$4,713		$4,104

Diluted Shares		11,973		11,952

Adjusted Diluted EPS		$0.39		$0.34

	Year to Date
	2011		2010

Reported Net Income		$32,070		$21,117

Adjustments (Pre-tax)
- Tenco Operating (Profit) Loss	(334)		-
- Acquisition, Severance, Restructuring Costs	1,464		-
- Gain on Bargain Purchase	(7,745)		-
- Goodwill Impairment	1,898		-
Adjustments (Pre-tax)	(4,717)		-

Adjustments for R&D credit		-		(898)
Adjustments (After-tax)		(2,720)		-

Adjusted Net Income		$29,350		$20,219

Diluted Shares		11,966		11,893

Adjusted Diluted EPS		$2.45		$1.70

Alamo Group Inc.
Revenue YTD

Total Revenue	$603,593		$538,548
Less:
-Tenco	(6,950)		-
Total	$596,643		$538,548

Industrial Division
Revenue YTD
Total Revenue	229,594		$196,783
Less:
-Tenco	(6,950)		-
Total	$222,644		$196,783